Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Varvara Alva	Steve Nolan
312-517-6460	312-517-6074
ir@gogoair.com	pr@gogoair.com

Gogo Announces Third Quarter 2015 Financial Results

Raises 2015 Adjusted EBITDA Guidance

Record quarterly revenue up 22 percent to $126 million

Chicago, Ill., November 5, 2015 – Gogo Inc. (Nasdaq: GOGO), the global leader in providing broadband connectivity solutions and wireless in-flight entertainment to the aviation industry, today announced its financial results for the quarter ended September 30, 2015.

Gogo’s quarterly revenue increased to $126.4 million, up 22% year-over-year; service revenue increased to $107.2 million, up 31% year-over-year; and Adjusted EBITDA increased to $9.7 million, up 738% or $8.5 million year-over-year.

“We are extremely pleased with our strong financial performance for the quarter, and even more pleased with the flight test results of 2Ku, our next generation global connectivity solution, and that portends great things for our future,” said Gogo’s President and CEO, Michael Small. “2Ku is the first truly global broadband highway in the sky. It enables real-time streaming and live television programming and unlocks the full potential of the connected aircraft on a global basis. Eight airlines have selected this industry-leading technology since we first announced it a year and a half ago, a pace of adoption that’s unprecedented in our industry.”

Third Quarter 2015 Consolidated Financial Results

•	Revenue increased to $126.4 million, up 22% from $104.0 million in Q3 2014. Service revenue increased to $107.2 million, up 31% from $81.6 million in Q3 2014.

•	Combined segment profit of CA-NA and BA increased to $30 million, up 46% from $20.5 million in Q3 2014.

•	Adjusted EBITDA increased to $9.7 million, up 738% or $8.5 million from $1.2 million in Q3 2014.

•	Cash CAPEX decreased to $11.8 million, down 60% from $29.8 million in Q3 2014, driven primarily by lower spend on airborne equipment.

•	As of September 30, 2015, we had cash and cash equivalents of $388.0 million.

Third Quarter 2015 Business Segment Financial Results

Commercial Aviation - North America (CA-NA)

•	Total revenue increased to $78.6 million, up 24% from $63.3 million in Q3 2014.

•	During the quarter, we installed 114 aircraft and our airline partners retired 51 installed aircraft, primarily due to fleet-refresh programs. As a result, we ended the quarter with 2,312 aircraft online.

•	Average monthly service revenue per aircraft online, or ARPA, increased to $11,303, up 12% year-over-year, driven primarily by connectivity service price increases. Estimated ARPA growth excluding the impact of regional jets would have been approximately 20% year-over-year.

•	Segment profit increased to $11.8 million, up $6.3 million year-over-year, as a result of strong service revenue growth and increased operating leverage. Segment profit as a percent of segment revenue increased to 15% in Q3 2015, up from 9% in Q3 2014.

Business Aviation (BA)

•	Service revenue increased to $26 million, up 38% from $18.9 million in Q3 2014, driven primarily by a 26% increase in ATG systems online to 3,314 at September 30, 2015 compared to 2,637 at September 30, 2014.

•	Equipment revenue decreased to $18.3 million, down 15% from $21.4 million in Q3 2014, driven primarily by a decrease in satellite and ATG units shipped.

•	Total segment revenue increased to $44.2 million, up 10% from $40.2 million in Q3 2014.

•	Segment profit increased to $18.2 million, up 21% from $15.0 million in Q3 2014. Segment profit as a percentage of segment revenue increased to 41% in Q3 2015, up from 37% in Q3 2014.

Commercial Aviation - Rest of World (CA-ROW)

•	We ended the quarter with 160 aircraft online and approximately 400 aircraft awarded but not yet installed.

•	Revenue increased to $3.6 million, up 563% or $3.1 million from $0.5 million in Q3 2014.

•	Segment loss increased to $19.9 million, up 3% from $19.4 million in Q3 2014, due primarily to increased expenses related to the development and certification of our next generation products and technologies.

•	We have been testing 2Ku, our industry-leading global satellite connectivity technology, on our test plane since August, and results have surpassed our expectations. We have seen speed test results consistently above 12 Mbps to a device even as we have simultaneously streamed videos on more than 40 devices.

Recent Developments

•	Japan Transocean Air selected Gogo’s 2Ku in-flight connectivity and in-flight entertainment services for its new Boeing 737-800 aircraft fleet.

•	BA announced the introduction of the Gogo Biz 4G connectivity product, which provides business aviation aircraft with streaming video and audio capabilities.

•	Gogo formed a partnership with Ultramain Systems, a developer of airline operational software, to connect its industry leading aircraft maintenance applications. This partnership enhances our connected aircraft strategy by allowing airlines to process and analyze maintenance data in real-time.

Business Outlook

For the full year ending December 31, 2015, we are raising our Adjusted EBITDA guidance. We now expect Adjusted EBITDA of $30 million to $35 million for the full year 2015 and maintain our prior revenue and Cash CAPEX guidance.

Accordingly, our updated full year guidance is as follows:

•	Total revenue of $485 million to $505 million

•	CA-NA revenue of $300 million to $320 million

•	BA revenue of $170 million to $180 million

•	CA-ROW revenue of $10 million to $15 million

•	Adjusted EBITDA of $30 million to $35 million

•	Cash CAPEX of $100 million to $120 million

“Because of our strong profitability trend, we now expect to exceed our previous 2015 Adjusted EBITDA guidance,” said Gogo’s Executive Vice President and CFO, Norman Smagley. “Going forward, we also expect strong growth in revenue and profitability supported by the aggressive roll out of 2Ku.”

Conference Call

The third quarter conference call will be held on November 5th, 2015 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the company’s website at http://ir.gogoair.com. Participants can also access the call by dialing (844) 464-3940 (within the United States and Canada) or (765) 507-2646 (international dialers) and entering conference ID number 54625011.

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA, Adjusted Net Loss Per Share and Cash CAPEX in the supplemental tables below. Management uses Adjusted EBITDA and Cash CAPEX for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. Management prepares Adjusted Net Loss Per Share for investors, securities analysts and other users of our financial statements for use in evaluating our performance under our current capital structure. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies. Adjusted EBITDA, Adjusted Net Loss Per Share and Cash CAPEX are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation to net loss attributable to common stock, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA and Adjusted Net Loss Per Share in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results, and (iii) use Cash CAPEX in addition to, and not as an alternative to, consolidated capital expenditures when evaluating our liquidity.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the loss of, or failure to realize benefits from, agreements with our airline partners or any failure to renew any existing agreements upon expiration or termination; any inability to timely and efficiently roll out our 2Ku service or other components of our technology roadmap for any reason, including regulatory delays or failures or delays on the part of any of our suppliers, some of whom are single source, or the failure by our airline partners to roll out equipment upgrades, new services or adopt new technologies in order to support increased network capacity demands; the loss of relationships with original equipment manufacturers or dealers; our ability to develop or purchase ATG and satellite network capacity sufficient to accommodate current and expected growth in passenger demand in North America and internationally as we expand; unfavorable economic conditions in the airline industry and/or the economy as a whole; our ability to expand our international or domestic operations, including our ability to grow our business with current and potential future airline partners; an inability to compete effectively with other current or future providers of in-flight connectivity services and other products and services that we offer, including on the basis of price, service performance and line-fit availability; our reliance on third-party satellite service providers and equipment and other suppliers, including single source providers and suppliers; our ability to successfully develop and monetize new products and services such as Gogo Vision, Gogo Text & Talk and Gogo TV, including those that were recently released, are currently being offered on a limited or trial basis, or are in various stages of development; our ability to deliver products and services, including newly developed products and services, on schedules consistent with our contractual commitments to customers; the effects, if any, on our business of past or future airline mergers, including the merger of American Airlines and U.S. Airways; a revocation of, or reduction in, our right to use licensed spectrum, the availability of other air-to-ground spectrum to a competitor or the repurposing by a competitor of other spectrum for air-to-ground use; our use of open source software and licenses; the effects of service interruptions or delays, technology failures and equipment failures or malfunctions arising from defects or errors in our software or defects in or damage to our equipment; the limited operating history of our CA-NA and CA-ROW segments; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll-out of our technology roadmap or our international expansion; compliance with U.S. and foreign government regulations and standards, including those related to regulation of the internet, including e-commerce or online video distribution changes, and the installation and operation of satellite equipment and our ability to obtain and maintain all necessary regulatory approvals to install and operate our equipment in the U.S. and foreign jurisdictions; our, or our technology suppliers’, inability to effectively innovate; costs associated with defending pending or future intellectual property infringement and other litigation or claims; our ability to protect our intellectual property; breaches of the security of our information technology network, resulting in unauthorized access to our customer’s credit card information or other personal information; any negative outcome or effects of pending or future litigation; limitations and restrictions in the agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms or at all; fluctuations in our operating results; our ability to attract and retain customers and to capitalize on revenue from our platform; the demand for and market acceptance of our products and services; changes or developments in the regulations that apply to us, our business and our industry; the attraction and retention of qualified employees including key personnel; the effectiveness of our marketing and advertising and our ability to maintain and enhance our brands; our ability to manage our growth in a cost-effective manner and integrate and manage acquisitions; compliance with anti-corruption laws and regulations in the jurisdictions in which we operate, including the Foreign Corrupt Practices Act and the (U.K.) Bribery Act 2010; restrictions on the ability of U.S. companies to do business in foreign countries, including, among others, restrictions imposed by the U.S. Office of Foreign Assets Control; difficulties in collecting accounts receivable.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2015.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is a leading global aero-communications service provider that offers in-flight Internet, entertainment, text messaging, voice, connected aircraft services and a host of other communications-related services to the commercial and business aviation markets. Gogo has partnerships with 11 major commercial airlines and is now installed on nearly 2,500 commercial aircraft. More than 6,800 business aircraft are also flying with its solutions, including the world’s largest fractional ownership fleets. Gogo also is a factory option at every major business aircraft manufacturer.

Gogo has more than 1,000 employees and is headquartered in Chicago, IL, with additional facilities in Broomfield, CO and various locations overseas. Connect with us at www.gogoair.com and business.gogoair.com.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue:
Service revenue	$107,243	$81,586	$304,044	$233,042
Equipment revenue	19,164	22,449	59,065	66,216

Total revenue	126,407	104,035	363,109	299,258

Operating expenses:
Cost of service revenue (exclusive of items shown below)	45,477	42,747	135,406	123,942
Cost of equipment revenue (exclusive of items shown below)	9,744	11,906	29,375	30,519
Engineering, design and development	21,367	16,193	55,732	46,081
Sales and marketing	12,345	10,354	34,051	28,083
General and administrative	26,813	21,102	76,652	58,529
Depreciation and amortization	22,224	17,016	61,814	47,585

Total operating expenses	137,970	119,318	393,030	334,739

Operating loss	(11,563)	(15,283)	(29,921)	(35,481)

Other (income) expense:
Interest income	(49)	(11)	(65)	(35)
Interest expense	16,734	9,370	42,630	23,999
Other (income) expense	377	(35)	287	28

Total other expense	17,062	9,324	42,852	23,992

Loss before incomes taxes	(28,625)	(24,607)	(72,773)	(59,473)
Income tax provision	245	292	961	954

Net loss	$(28,870)	$(24,899)	$(73,734)	$(60,427)

Net loss attributable to common stock per share—basic and diluted	$(0.37)	$(0.29)	$(0.92)	$(0.71)

Weighted average number of shares—basic and diluted	78,633	85,226	80,047	85,103

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$387,955	$211,236
Accounts receivable, net of allowances of $592 and $774, respectively	51,812	48,509
Inventories	21,911	21,913
Prepaid expenses and other current assets	9,589	13,236

Total current assets	471,267	294,894

Non-current assets:
Property and equipment, net	419,399	363,108
Intangible assets, net	78,200	78,464
Goodwill	620	620
Long-term restricted cash	7,535	7,874
Debt issuance costs	17,662	11,296
Other non-current assets	13,159	11,384

Total non-current assets	536,575	472,746

Total assets	$1,007,842	$767,640

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$27,154	$41,026
Accrued liabilities	74,303	52,894
Accrued airline revenue share	13,240	13,273
Deferred revenue	27,536	20,181
Deferred airborne lease incentives	19,124	13,767
Current portion of long-term debt and capital leases	9,873	10,345

Total current liabilities	171,230	151,486

Non-current liabilities:
Long-term debt	566,749	301,922
Deferred airborne lease incentives	107,610	83,794
Deferred tax liabilities	7,218	6,598
Other non-current liabilities	59,850	26,082

Total non-current liabilities	741,427	418,396

Total liabilities	912,657	569,882

Stockholders’ equity
Common stock	9	9
Additional paid-in-capital	856,267	884,205
Accumulated other comprehensive loss	(2,101)	(1,200)
Accumulated deficit	(758,990)	(685,256)

Total stockholders’ equity	95,185	197,758

Total liabilities and stockholders’ equity	$1,007,842	$767,640

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Nine Months Ended September 30,
	2015	2014
Operating activities:
Net loss	$(73,734)	$(60,427)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	61,814	47,585
Loss on asset disposals/abandonments	2,075	1,489
Deferred income taxes	620	621
Stock-based compensation expense	10,843	6,732
Amortization of deferred financing costs	3,016	2,452
Accretion of debt discount	8,472	—
Changes in operating assets and liabilities:
Accounts receivable	(3,685)	(10,820)
Inventories	2	(3,600)
Prepaid expenses and other current assets	3,848	2,919
Accounts payable	(5,146)	5,406
Accrued liabilities	15,633	1,412
Accrued airline revenue share	(30)	1,613
Deferred airborne lease incentives	22,525	13,384
Deferred revenue	19,755	6,129
Deferred rent	19,927	3,660
Accrued interest	1,116	9
Other non-current assets and liabilities	286	296

Net cash provided by operating activities	87,337	18,860

Investing activities:
Proceeds from the sale of property and equipment	75	32
Purchases of property and equipment	(105,105)	(94,941)
Acquisition of intangible assets—capitalized software	(12,678)	(14,572)
Decrease (increase) in restricted cash	20	(2,500)

Net cash used in investing activities	(117,688)	(111,981)

Financing activities:
Proceeds from the issuance of convertible notes	361,940	—
Proceeds from credit facility	—	75,000
Forward transactions	(140,000)	—
Payment of issuance costs	(10,669)	(1,500)
Payment of debt, including capital leases	(8,884)	(6,263)
Stock option exercises	4,113	2,772

Net cash provided by financing activities	206,500	70,009

Effect of exchange rate changes on cash	570	(24)
Increase (decrease) in cash and cash equivalents	176,719	(23,136)
Cash and cash equivalents at beginning of period	211,236	266,342

Cash and cash equivalents at end of period	$387,955	$243,206

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Commercial Aviation North America

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Aircraft online	2,312	2,044	2,312	2,044
Average monthly service revenue per aircraft online (ARPA)	$11,303	$10,134	$11,275	$9,776
Gross passenger opportunity (GPO) (in thousands)	95,600	82,972	259,725	236,942
Total average revenue per passenger opportunity (ARPP)	$0.81	$0.75	$0.87	$0.76
Total average revenue per session (ARPS)	$13.00	$11.43	$12.49	$10.89
Connectivity take rate	5.6%	6.2%	6.2%	6.7%

•	Aircraft online. We define aircraft online as the total number of commercial aircraft on which our ATG network equipment is installed and Gogo service has been made commercially available as of the last day of each period presented.

•	Average monthly service revenue per aircraft online (“ARPA”). We define ARPA as the aggregate service revenue for the period divided by the number of months in the period, divided by the number of aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Gross passenger opportunity (“GPO”). We define GPO as the aggregate number of passengers who board commercial aircraft on which Gogo service has been available during the period presented. When available directly from airline partners, we aggregate actual passenger counts across flights on Gogo-equipped aircraft. When not available directly from our airline partners, we estimate GPO. Estimated GPO is calculated by first estimating the number of flights occurring on each Gogo-equipped aircraft, then multiplying by the number seats on that aircraft, and finally multiplying by a seat factor that is determined from historical information provided to us in arrears by our airline partners. The estimated number of flights are derived from real-time flight information provided to our front-end systems by Air Radio Inc. (ARINC), direct airline feeds, and supplementary third-party data sources. These aircraft-level estimates are then aggregated with actual airline-provided passenger counts to obtain total GPO.

•	Total average revenue per passenger opportunity (“ARPP”). We define ARPP as revenue from Gogo Connectivity, Gogo Vision, and other service revenue for the period, divided by GPO for the period.

•	Total average revenue per session (“ARPS”). We define ARPS as revenue from Gogo Connectivity, excluding non-session related revenue, divided by the total number of sessions during the period. A session, or a “use” of Gogo Connectivity, is defined as the use by a unique passenger of Gogo Connectivity on a flight segment. Multiple logins or purchases under the same user name during one flight segment count as only one session.

•	Connectivity take rate. We define connectivity take rate as the number of sessions during the period expressed as a percentage of GPO. Included in our connectivity take-rate calculation are sessions for which we did not receive revenue, including those provided pursuant to free promotional campaigns and, to a lesser extent, as a result of complimentary passes distributed by our customer service representatives for unforeseen technical issues. For the periods listed above, the number of sessions for which we did not receive revenue was not material.

Business Aviation

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Aircraft online
Satellite	5,430	5,322	5,430	5,322
ATG	3,314	2,637	3,314	2,637
Average monthly service revenue per aircraft online
Satellite	$184	$168	$177	$167
ATG	2,331	2,081	2,246	2,036
Units Shipped
Satellite	123	164	421	436
ATG	224	243	685	717
Average equipment revenue per unit shipped (in thousands)
Satellite	$44	$47	$41	$47
ATG	54	53	54	60

•	Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite services in operation as of the last day of each period presented.

•	ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services in operation as of the last day of each period presented.

•	Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Average monthly service revenue per ATG aircraft online. We define average monthly service revenue per ATG aircraft online as the aggregate ATG service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Units shipped. We define units shipped as the number of satellite or ATG network equipment units, respectively, shipped during the period.

•	Average equipment revenue per satellite unit shipped. We define average equipment revenue per satellite unit shipped as the aggregate equipment revenue earned from all satellite shipments during the period, divided by the number of satellite units shipped.

•	Average equipment revenue per ATG unit shipped. We define average equipment revenue per ATG unit shipped as the aggregate equipment revenue from all ATG shipments during the period, divided by the number of ATG units shipped.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Revenue and Segment Profit (Loss)(1)

(in thousands, Unaudited)

	For the Three Months Ended September 30, 2015
	CA-NA	CA-ROW	BA	Total
Service revenue	$77,673	$3,615	$25,955	$107,243
Equipment revenue	900	1	18,263	19,164

Total revenue	$78,573	$3,616	$44,218	$126,407

Segment profit (loss)	$11,825	$(19,927)	$18,164	$10,062

	For the Three Months Ended September 30, 2014
	CA-NA	CA-ROW	BA	Total
Service revenue	$62,186	$545	$18,855	$81,586
Equipment revenue	1,066	—	21,383	22,449

Total revenue	$63,252	$545	$40,238	$104,035

Segment profit (loss)	$5,526	$(19,360)	$14,955	$1,121

	For the Nine Months Ended September 30, 2015
	CA-NA	CA-ROW	BA	Total
Service revenue	$225,180	$7,328	$71,536	$304,044
Equipment revenue	1,518	1	57,546	59,065

Total revenue	$226,698	$7,329	$129,082	$363,109

Segment profit (loss)	$32,685	$(56,199)	$52,510	$28,996

	For the Nine Months Ended September 30, 2014
	CA-NA	CA-ROW	BA	Total
Service revenue	$180,464	$867	$51,711	$233,042
Equipment revenue	2,003	—	64,213	66,216

Total revenue	$182,467	$867	$115,924	$299,258

Segment profit (loss)	$17,778	$(55,065)	$46,909	$9,622

(1)	Segment profit (loss) is defined as net income (loss) attributable to common stock before interest expense, interest income, income taxes, depreciation and amortization, certain non-cash charges (including amortization of deferred airborne lease incentives and stock compensation expense) and other income (expense).

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Service Revenue(1)

(in thousands, Unaudited)

	For the Three Months Ended September 30,
	2015	2014
CA-NA	$30,022	$29,503
BA	6,492	4,767
CA-ROW	8,963	8,477

Total	$45,477	$42,747

	For the Nine Months Ended September 30,
	2015	2014
CA-NA	$91,831	$85,461
BA	18,479	13,886
CA-ROW	25,096	24,595

Total	$135,406	$123,942

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Equipment Revenue(1)

(in thousands, Unaudited)

	For the Three Months Ended September 30,
	2015	2014
CA-NA	$593	$902
BA	9,151	11,004
CA-ROW	—	—

Total	$9,744	$11,906

	For the Nine Months Ended September 30,
	2015	2014
CA-NA	$1,395	$2,016
BA	27,980	28,503
CA-ROW	—	—

Total	$29,375	$30,519

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Adjusted EBITDA:
Net loss attributable to common stock (GAAP)	$(28,870)	$(24,899)	$(73,734)	$(60,427)
Interest expense	16,734	9,370	42,630	23,999
Interest income	(49)	(11)	(65)	(35)
Income tax provision	245	292	961	954
Depreciation and amortization	22,224	17,016	61,814	47,585

EBITDA	10,284	1,768	31,606	12,076
Stock-based compensation expense	4,544	2,914	10,843	6,732
Amortization of deferred airborne lease incentives	(5,143)	(3,526)	(13,740)	(9,214)

Adjusted EBITDA	$9,685	$1,156	$28,709	$9,594

Adjusted Net Loss Per Share:
Net loss (GAAP)	$(28,870)	$(24,899)	$(73,734)	$(60,427)

Basic and diluted weighted average shares outstanding (GAAP)	78,633	85,226	80,047	85,103
Adjustment of shares to our current capital structure	—	(6,593)	—	(5,056)

Adjusted shares outstanding	78,633	78,633	80,047	80,047

Adjusted Net Loss Per Share – basic and diluted	$(0.37)	$(0.32)	$(0.92)	$(0.75)

Cash CAPEX:
Consolidated capital expenditures (GAAP) (1)	$(23,538)	$(40,527)	$(117,783)	$(109,513)
Change in deferred airborne lease incentives (2)	6,614	4,722	22,632	12,610
Amortization of deferred airborne lease incentives (2)	5,078	3,475	13,569	9,005
Landlord incentives	59	2,496	14,963	2,496

Cash CAPEX	$(11,787)	$(29,834)	$(66,619)	$(85,402)

(1)	See unaudited condensed consolidated statements of cash flows.
(2)	Excludes deferred airborne lease incentives and related amortization associated with STCs for the three and nine months ended September 30, 2015 and 2014 as STC costs are expensed as incurred as part of Engineering, Design and Development.

Definition of Non-GAAP Measures

EBITDA represents net income (loss) attributable to common stock before income taxes, interest income, interest expense, depreciation expense and amortization of other intangible assets.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense and (ii) amortization of deferred airborne lease incentives. Our management believes that the use of Adjusted EBITDA eliminates items that, management believes, have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options are determined using the Black-Scholes model and varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected life of the options. Therefore, we believe the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe the exclusion of the amortization of deferred airborne lease incentives from Adjusted EBITDA is useful as it allows an investor to view operating performance across time periods in a manner consistent with how management measures segment profit and loss (see Note 14, “Business Segments and Major Customers” for a description of segment profit (loss) in our unaudited condensed consolidated financial statements). Management evaluates segment profit and loss in this manner, excluding the amortization of deferred airborne lease incentives, because such presentation reflects operating decisions and activities from the current period, without regard to the prior period decision or the form of connectivity agreements. See “—Key Components of Consolidated Statements of Operations—Cost of Service Revenue—Commercial Aviation North America and Rest of World” in our 2014 10-K for a discussion of the accounting treatment of deferred airborne lease incentives.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Adjusted Net Loss Per Share represents net loss attributable to common stock per share—basic and diluted, adjusted to reflect the number of shares of common stock outstanding as of September 30, 2015 under our current capital structure, after giving effect to the shares of our common stock effectively repurchased as part of the Forward Transactions entered into in connection with the issuance of the Convertible Notes. We present Adjusted Net Loss Per Share to provide investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance considering our current capital structure and the shares outstanding after giving effect to the Forward Transactions.

Cash CAPEX represents capital expenditures net of airborne equipment proceeds received from the airlines and incentives paid to us by landlords under certain facilities leases. We believe Cash CAPEX provides a more representative indication of our liquidity requirements with respect to capital expenditures, as under certain agreements with our airline partners we are reimbursed for all or a substantial portion of the cost of our airborne equipment, thereby reducing our cash capital requirements.